Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:

Annapolis, Maryland
January 24, 2011
Contact:	Richard J. Morgan
President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $1.4 million for the year ended December 31, 2010 compared to a net profit of $678 thousand for the year ended December 31, 2009. Basic and diluted earnings were $0.78 per share for 2010 as compared to $0.37 in 2009. Earnings improved primarily due to the improvement in net interest margin through the reduction of the cost of deposits and the increase in gains on sales of loans. The deposits were re-priced to lower current market interest rates during late 2009 and 2010. The provision for loan losses continues to remain relatively high as compared to prior years in recognition of the effect of uncertain economic conditions on the Company’s borrowers and collateral values. The Company assets increased modestly at December 31, 2010 from December 31, 2009 primarily with the increase in cash and cash equivalents as the Company increased its liquidity position. Key measurements and events for the year ended December 31, 2010 include the following:
•
The Company’s net income was $1.4 million for the year ended December 31, 2010 as compared to net income of $678 thousand for the year ended December 31, 2009, a 109.6% increase, largely resulting from increased net interest income during 2010.

•
Net interest income, the Company’s main source of income, increased by 28.5% from $7.3 million in 2009 to $9.4 million in 2010. Net interest income increased primarily because of the increase in average earning assets and the reduced cost of funds during 2010. Interest expense declined in spite of the increase in interest bearing deposits because of the re-pricing of a significant portion of the Company’s longer term certificates of deposit as they were renewed or were replaced at substantially reduced rates during the last quarter of 2009 and through 2010. Net interest margin was 4.69% in 2010, as compared to 4.00% in 2009.

•
Non-interest income increased by 51.9% from $720 thousand in 2009 to $1.1 million in 2010 primarily from increased gains on loan sales during 2010. Non-interest expenses increased by 2.4% from $5.3 million in 2009 to $5.4 million in 2010.

•
Total assets increased by 1.4% from $200 million at December 31, 2009 to $203 million at December 31, 2010. The Company concentrated on increasing earnings through balance sheet management to grow its capital levels during these economically challenging times.

•
Net loans outstanding decreased by 0.8% from $183 million at December 31, 2009 to $182 million as of December 31, 2010. The small decrease in the loan balances from December 31, 2009 to December 31, 2010 resulted partially from the sale of SBA guaranteed portions of loans in the amount of $8.7 million during 2010. Without these sales, loan balances would have increased by $7.3 million.

•
Non-performing loans were $7.3 million at December 31, 2010 and $2.7 million at December 31, 2009. The allowance for loan losses was $3.2 million at December 31, 2010 as compared to $2.4 million at December 31, 2009. The net addition to other real estate owned during 2010 was $862 thousand.

•	Deposits increased by 0.8% from $179 million at December 31, 2009 to $180 million at December 31, 2010.

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
December 31, 2010 and December 31, 2009
(Dollars in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$13,726	$10,488
Investments in restricted stocks, at cost	527	527
Loans receivable, net of allowance for loan losses	181,709	183,102
Other real estate owned	3,324	2,462
Other assets	3,838	3,792

Total Assets	$203,124	$200,371

LIABILITIES
Deposits	$180,110	$178,645
Other liabilities	649	784

Total Liabilities	180,759	179,429

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; authorized 4,000,000 shares. Issued and outstanding: 1,820,548 shares at December 31, 2010 and at December 31, 2009	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	4,494	3,071

Total Stockholders’ Equity	22,365	20,942

Total Liabilities and Stockholders’ Equity	$203,124	$200,371

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

	Year Ended
	December 31,
	2010	2009
	(Unaudited)	(Audited)
Interest income	$12,560	$11,928
Interest expense	3,130	4,587

Net interest income	9,430	7,341
Provision for loan losses	2,716	1,616

Net interest income after provision for loan losses	6,714	5,725

Non-interest income	1,094	720
Non-interest expenses	5,434	5,315

Income before income taxes	2,374	1,130
Income tax expense	951	452

Net income	$1,423	$678

Basic earnings per share	$0.78	$0.37

Diluted earnings per share	$0.78	$0.37

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.